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                                                                   EXHIBIT 10.24




                                PARENT AGREEMENT

                    (RELATING TO AMERICAN REF-FUEL COMPANY)



                          DATED AS OF JANUARY 25, 1991


                                Parent AGREEMENT

                    (RELATING TO AMERICAN REF-FUEL COMPANY)



                               TABLE OF CONTENTS

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                                                        ARTICLE I
                                                   MARKETING AGREEMENT

Section 1.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

                                                        ARTICLE II
                                                         TRANSFER

Section 2.1  Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 2.2  Additional Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Section 2.3  Transfers to Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

                                                       ARTICLE III
                                                  OPTIONS TO BUY OR SELL

Section 3.1  Buy-Sell Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Section 3.2  Option to Purchase in the Event of  Default . . . . . . . . . . . . . . . . . . . . . . . . .      7
Section 3.3  Closing of Purchases Under Sections 3.1 and 3.2 . . . . . . . . . . . . . . . . . . . . . . .     10
Section 3.4  Project Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
Section 3.5  No Waiver of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
Section 3.6  Non-Competition After Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

                                                        ARTICLE IV
                                               RESTRICTIONS ON SUBSIDIARIES

Section 4.1  Single Purpose Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
Section 4.2  Transfer Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
Section 4.3  Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
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                                                        ARTICLE V
                                          PERFORMANCE OF PARTNERSHIP OBLIGATIONS


Section 5.1  Parents' Performance Under Partnership Agreement  . . . . . . . . . . . . . . . . . . . . . .     13

                                                        ARTICLE VI
                                                     CERTAIN SERVICES

Section 6.1  BFI Services to Partnership Projects  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
Section 6.2  Preferre Vendor Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

                                                       ARTICLE VII
                                        POSSIBLE FORMATION OF LIMITED PARTNERSHIPS

Section 7.1  Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

                                                       ARTICLE VIII
                                                     CONFIDENTIALITY

Section 8.1  Agreement to Disclose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 8.2  Agreement to Keep Confidential . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 8.3  Termination of Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

                                                        ARTICLE IX
                                                         DISPUTES

Section 9.1  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Section 9.2  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Section 9.3  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
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                                                        ARTICLE X
                                                      MISCELLANEOUS

Section 10.1   Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
Section 10.2   Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
Section 10.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
Section 10.4   Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.5   Binding Effect; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.6   Multiple Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.7   Gender and Numbers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.8   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.9   Headings, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Section 10.10  Obligations of Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20





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
                                PARENT AGREEMENT

                    (Relating to American Ref-Fuel Company)

This Agreement, dated as of January 25, 1991, is between Air Products and Chemicals, Inc., a Delaware corporation ("APCI") having its principal place of business at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, and Browning-Ferris Industries, Inc., a Delaware corporation ("BFI") having its principal place of business at 757 N. Eldridge, Houston, Texas 77079.

A wholly-owned indirect subsidiary of APCI, Air Products Ref-Fuel, Inc. ("APRF"), is a partner in American REF-FUEL Company, a Delaware general partnership (the "Partnership") existing under an Amended and Restated Partnership Agreement, dated as of the date hereof (the "Partnership Agreement").

Another wholly-owned indirect subsidiary of APCI, Air Products Ref-Fuel Holdings Corp., a Delaware corporation (the "AP Holding Company"), wholly owns, directly or indirectly, APRF and various Project Subsidiaries of APCI. Certain inactive Project Subsidiaries are wholly owned, directly or indirectly, by APCI, but are not owned by the AP Holding Company.

A wholly-owned indirect subsidiary of BFI, BFI Ref-Fuel, Inc. ("BFIES"), is also a partner in the Partnership.

Another wholly-owned direct or indirect subsidiary of BFI (the "BFI Holding Company"), wholly owns, directly or indirectly, BFIES and all Project Subsidiaries of BFI.

APCI and BFI will each, directly or through their respective wholly-owned subsidiaries, be the owner of a 50% interest in the Partnership and each of the Project Companies.

APCI and BFI are sometimes referred to herein as the "Parents" of their respective subsidiaries.

Capitalized terms used herein and not specifically defined shall have the meanings ascribed to them in the Partnership Agreement.

Therefore, APCI and BFI agree as follows:

                                   ARTICLE I
                              Marketing Agreement

SECTION 1.1. Termination. The Waste-Energy Resource Projects Marketing Cost Sharing Agreement dated as of October l, 1983 (the "Marketing Agreement") is terminated as of January 25, 1991 pursuant to clause (b) of paragraph 16 of that Agreement and shall have no further force or effect, except the cost-sharing and indemnity provisions (including, without limitation, clauses
(a), (c) and (d) of paragraph 7 and clauses (a), (b), (c), (d) and (e) of paragraph 15) shall continue to apply in respect of any Projects or opportunities for Projects that were undertaken prior to such termination and that were terminated prior to such date. Activities in respect of other Projects or opportunities for Projects shall after January 25, 1991 be governed by the Partnership Agreement and any applicable Project Agreements, and except that the Marketing Agreement shall continue to apply to the extent that its provisions are made specifically applicable to any now existing Project Company by reason of the provisions of that Project Company's Partnership Agreement.

                                   ARTICLE II
                                    Transfer

SECTION 2.1. Restrictions. Neither Parent will cause or permit any shares of capital stock of its Holding Company, or of its Project Subsidiaries, or any of its Project Subsidiaries' interests in any Project Company, to be issued, sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, by sale, merger or otherwise, except that a Parent may sell or permit the sale of, all, but not less than all, of the shares of capital stock of its Holding Company (the "Shares") if (1) it has received the prior written consent of the other Parent, which consent shall not be withheld unreasonably, and (2) the additional conditions set forth in Section 2.2 are satisfied, and except that interests in the Partnership or in Project Subsidiaries may be sold if and to the extent permitted pursuant to Article III or VII of this Agreement or pursuant to applicable provisions, if any, of a partnership agreement (or shareholders' agreement) for a Project Company.




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SECTION 2.2. Additional Conditions. A Parent shall not sell or permit the sale of the Shares unless the following conditions are met (or are waived in writing by the other Parent):

(a)      There is not pending a "Buy-Sell" procedure initiated pursuant to
         Section 3.1(b)(1);

(b) The transaction does not result in a violation of any applicable law, rule or regulation, including but not limited to antitrust and securities laws;

(c) Neither the buyer nor any of its Affiliates is a competitor of the other Parent or its Affiliates in the waste- to-energy business or any other phase of the waste handling and disposal business;

(d) The senior unsecured debt, if any, of the buyer is rated by Standard & Poor's or Moody's as investment grade, or, if the buyer has no senior unsecured debt rated by Standard & Poor's or Moody's, the financial condition of the buyer is reasonably satisfactory to the other Parent;

(e) The transaction will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any breach of, or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to the Project Agreements or any agreement or other instrument or obligation to which the Partnership, any Project Company, the transferor, or any Affiliate of the transferor is a party, or by which any of them or any of their properties or assets may be bound or affected, or any judgment, order, decree or law applicable to any of them;

(f) Any outstanding borrowings by the transferor's subsidiaries from the Partnership or any Project Company shall be repaid in full; and

(g) Each transferee shall agree to be bound by the provisions of this Agreement, and this Agreement shall be appropriately amended to take account of the transfer in a manner reasonably satisfactory to the transferee and all entities that will continue to be parties to this Agreement.

SECTION 2.3. Transfers to Affiliates. Notwithstanding the provisions of Section 2.1, a Parent may at any time transfer or permit the transfer of all, but not less than all, of the Shares of its Holding Company, or the outstanding capital stock of any of its Project Subsidiaries or of its subsidiary that is the Partner in the Partnership, to any corporation that is wholly owned, directly or indirectly, by that Parent, provided that the conditions set forth in paragraphs (b), (e) and, if and to the extent that the other Parent may so reasonably request, (g) of Section 2.2 are met, and provided that each of its Project Subsidiaries and such Partner must at all times be wholly owned, directly or indirectly, by its Holding Company (except as otherwise permitted by Section 4.1 or 7.1).





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                                  ARTICLE III
                             Options to Buy or Sell

SECTION 3.1. Buy-Sell Provision.

(a) Each Parent shall be entitled to initiate the "Buy-Sell" procedure described below at any time, subject to the conditions set forth below.

(b)      (1)     The Parent desiring to initiate the "Buy-Sell" procedure (the
                 "initiating party") shall give to the other Parent (the
                 "receiving party") at least 30 days' prior written notice that it intends to submit the offers described below. During such 30-day period the initiating party shall enter in good faith into such discussions as the receiving party shall reasonably request regarding the circumstances that gave rise to the initiating party's decision to initiate the "Buy-Sell" procedure. Also, if APCI is the initiating party, during such 30-day period BFI shall furnish to APCI the Statement described in Section 3.1(b)(2)(b). Within 45 days after the expiration of such 30-day period, the initiating party may, at its option, submit to the receiving party two offers in writing, the first of which shall be an offer to purchase the Shares of the receiving party's Holding Company and the second shall be an offer to sell to the receiving party the Shares of the initiating party's Holding Company. If BFI is the initiating party, its submission of the two offers shall be accompanied by the Statement described in Section
                 3.1(b)(2)(b). If APCI is the initiating party, its submission of the two offers shall include its irrevocable election whether or not to accept the arrangements contemplated by such Statement (which must be accepted in their entirety or not at all). Such offers shall be irrevocable except as expressly provided in Section 3.1(e) or 3.3. If the initiating party elects not to submit such offers within such 45-day period, its 30-day notice shall be deemed withdrawn and it may not again initiate the "Buy-Sell" procedure unless it has given a new 30-day notice in accordance with the first sentence of this Section 3.1(b)(1).

         (2)     (a)      Following the submission of the offers, BFI shall, if
                          so requested by APCI, continue to work in good faith with APCI in an effort to develop terms and conditions that would apply if APCI were to buy BFI's
                          Shares pursuant to the offers and under which BFI would supply solid waste and provide ash and by-pass disposal capacity and services and transportation services to Projects that, at the date the offers are submitted, are Development Projects. If terms and conditions for those activities have, prior to the submission of the Offers, been offered by BFI to the Partnership or the relevant Project Company, then the terms and conditions to be offered by BFI shall be consistent with those previously offered, subject to appropriate changes to reflect changed circumstances.

                 (b) In accordance with Section 3.1(b)(1), BFI shall furnish APCI a Statement that shall apply if APCI were to buy BFI's Shares pursuant to the offers and that shall set forth the terms and conditions on which BFI




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

                          would make disposal capacity available to Projects that are initiated by APCI or its Affiliates after the date the offers are submitted, but excluding Development Projects that are covered by
                          Section 3.1(b)(2)(a). Such disposal capacity would be made available, at the posted market rate at the site in question, on an unreserved basis to such Projects owned, operated or controlled by APCI and its Affiliates, in solid waste landfills which are owned, operated or controlled by BFI or its Affiliates. The Statement shall also set forth the price, terms and conditions of a Site Option Agreement under which BFI would grant APCI an exclusive option for a minimum term of three years to purchase, lease or sublease lands that are owned or leased by BFI or its Affiliates and are located on or adjacent to solid waste landfill facilities owned, operated or controlled by BFI or its Affiliates. Except as specified above in this Section 3.1(b)(2)(b), the terms and conditions to be set forth in the Statement shall be determined solely by BFI. If APCI purchases BFI's Shares, and has elected to accept the arrangements contemplated by the Statement, then, at the closing of such purchase, the appropriate parties shall enter into definitive agreements regarding those arrangements. (Preliminary drafts of such agreements have been furnished by BFI to APCI for informational purposes, but shall not in any way be determinative of the eventual terms and conditions of the definitive agreements.) APCI's rights under such agreements shall be assignable to and enforceable by successors to APCI's interests in the Partnership and the Project Companies.

         (3) A party may not submit the offers described in Section 3.1(b)(1) if prior to such submission there has occurred and at the time of such submission there is continuing any event or condition which with or without the lapse of time or giving of notice, or both, would constitute a Terminating Act of such party, its Holding Company or a subsidiary that is a partner (or shareholder) in the Partnership or in a Project Company pursuant to Section 3.2(a)(1).

         (4) Upon due submission of the offers, neither party shall thereafter have the right to submit other offers pursuant to this Section 3.1(b) (unless and until the closing under the offers previously duly submitted fails to occur on the closing date therefor as defined in Section 3.3, by reason of any failure on the part of only one of the parties to perform its obligations under this Section and Section 3.3, in which event the party not so failing may, if otherwise so entitled, submit other offers). During the pendency of the offers, the Parents shall cause the Partnership and the Project Companies to be operated in the ordinary course in accordance with prior practice and in the best interest of the Partnership and the Project Companies and with due regard to the fiduciary obligations among partners.





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(c)      The price to be contained in the offer to purchase shall be an amount of cash as the initiating party shall determine, subject to adjustment as provided in Section 3.1(f), plus the undertaking described below. The price to be contained in the offer to sell shall be the same amount of cash as is contained in the offer to purchase, subject to adjustment as provided in Section 3.1(f), plus the undertaking described below. The undertaking shall be as follows: APCI or BFI, whichever shall be the buyer (or shall be the Parent of the buyer), shall undertake at the closing of the purchase, subject to the provisions of Section 3.5, (i) to assume and indemnify the other Parent and its Affiliates against all obligations under the Company Support Agreements, (ii) to indemnify the other Parent and its Affiliates against, but not to assume, all other Project Liabilities, and (iii) to use its reasonable business efforts to have the other Parent and its Affiliates released from all Project Liabilities.

(d) After submission of the irrevocable offers, the receiving party on behalf of itself or an Affiliate must accept one such offer and may not reject both offers (the acceptance of one such offer to constitute a rejection of the other and to be made in writing within 180 days following the submission of the offers) and if the receiving party has not accepted in writing one of the offers in such 180-day period, the receiving party shall be deemed to have accepted on the last day of such period the offer to purchase its Shares for the specified price. If APCI is the receiving party and elects to purchase BFI's Shares, its notice of acceptance shall be accompanied by a statement of its irrevocable election whether it will accept the arrangements contemplated by the Statement (which must be accepted in their entirety or not at all).

(e) The foregoing provisions of this Section to the contrary notwithstanding, if, at any time after the offers described in Section 3.1(b)(1) have been submitted, either party becomes unable to meet the conditions set forth in Section 3.1(b)(3) for submitting the offers described in Section 3.1(b)(1), then the non-defaulting party shall have the right, upon notice to the defaulting party prior to the closing referred to in Section 3.3, unilaterally to rescind and invalidate such offers, and any acceptance thereof made or deemed to have been made, whereupon such offers and acceptance shall be deemed to have no further force or effect.

(f) The purchase price to be paid pursuant to Section 3.1 is intended to be the amount that would be paid if the Holding Company that is being purchased (the "Sold Company") had no assets or liabilities other than its direct or indirect interests in the Partnership and the Project Companies and if the value of the Sold Company were equal to one-half of the value of the Partnership and the Project Companies. Although the Sold Company would have been restricted in its activities as provided in Section 4.1, the Parents recognize that the Sold Company may have acquired additional assets or liabilities, primarily because of its cash management policy and because of its income and franchise tax obligations. Accordingly, at the closing of a purchase under
         Section 3.1 APCI or BFI, whichever is the Parent of the Sold Company, shall indemnify the purchaser and its Affiliates, pursuant to an indemnity reasonably satisfactory to the purchaser, against all liabilities of the Sold Company and its Affiliates, other than Project Liabilities (as defined in Section 3.4) that the purchaser or its Parent is




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

         assuming or indemnifying against pursuant to the undertaking described in Section 3.1(c), and at or prior to the closing the Parent of the Sold Company may withdraw from the Sold Company and its subsidiaries any assets other than the Parent's direct or indirect interests in the Partnership and the Project Companies. In addition, if for any reason the Sold Company immediately prior to the closing has more or less than a one-half direct or indirect interest in the Partnership and each of the Project Companies, the purchase price shall be appropriately adjusted. The amount of such adjustment shall be based on the fair value of each entity that is not one-half owned by the Sold Company as determined in accordance with the procedures set forth in Section 3.2(d) (the second through the eighth sentences thereof) except that the fair value shall be determined as of the date of the submission of the irrevocable offers described in Section 3.1(b)(1) and the parties shall have 20 days after a request for valuation is made in which to attempt to agree on the selection of one nationally recognized investment banking firm.

SECTION 3.2. Option to Purchase in the Event of Default

(a) Each of the following circumstances shall constitute an "event of default" for purposes of this Section 3.2;

         (1) A Parent, or its Holding Company or its subsidiary that is a partner (or shareholder) in the Partnership or in a Project Company shall commit any Terminating Acts;

         (2) A partner (or shareholder) in the Partnership or in a Project Company or its Parent shall fail to pay when due any amounts owing pursuant to this Agreement, the Partnership Agreement, a Project Company Partnership Agreement (or Shareholders' or Parent Agreement for a Project Company), a Company Support Agreement or any other Project Agreement (but, in the case of such other Project Agreement, solely to the extent that such failure under such other Project Agreement results in a breach of a Company Support Agreement or a guaranty agreement entered into by a Parent in lieu of a Company Support Agreement) and such failure is not cured within 60 days after written notice thereof from the other Parent referring to this Section and specifying such failure;

         (3) It shall be finally determined that (i) a partner (or shareholder) in the Partnership or in a Project Company or its Parent shall have failed (other than a payment default) in any material respect to observe, perform or comply with any material agreement, condition or obligation required by this Agreement, the Partnership Agreement, a Project Company Partnership Agreement (or Shareholders' or Parent Agreement for a Project Company), a Company Support Agreement or any other Project Agreement (but, in the case of such other Project Agreement, solely to the extent that such failure under such other Project Agreement results in a breach of a Company Support Agreement or a guaranty agreement entered into by a Parent in lieu of a Company Support Agreement), (ii) such failure was still continuing at the time of the initiation of

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                 such proceeding and had continued for a period of at least 30 days after written notice thereof from the other Parent referring to this Section and specifying such failure, and
                 (iii) steps to cure such failure have not commenced, or, if commenced, have not continued with all due diligence;

         (4) A Parent, directly or through Affiliates, shall have sold its direct or indirect equity interests in at least two Project Companies to the other Parent or its Affiliates pursuant to options to purchase because of the occurrence of an Event of Default under the applicable Project Company Partnership Agreement (or the Shareholders' Agreement or Parent Agreement of the Project Company).

(b)      A Terminating Act by an entity shall consist of:

                 (i) the commencement by such entity of any proceeding under any applicable bankruptcy or insolvency law, or its consent to the commencement of any such proceeding against it, or the entry against it of a decree or order of a court having jurisdiction over it adjudicating it a bankrupt or insolvent or approving a petition seeking its reorganization under any applicable bankruptcy or insolvency law, if such decree or order shall have continued undischarged or unstayed for a period of 90 days or more;

                 (ii) the assignment by such entity for the benefit of its creditors of all or any substantial part of its property or the winding up or liquidation of its affairs, its admission in writing of its inability to pay its debts generally as they become due or its consent to the appointment of a receiver, liquidator, trustee, curator or assignee of all or any substantial part of its properties, which appointment shall not have been vacated;

                 (iii) the acquisition, pursuant to court order or otherwise, by a creditor of such entity of any rights with respect to its interest in a Holding Company, the Partnership, a Project Company or a partner (or shareholder) in the Partnership or in a Project Company or any property or activities arising therefrom, and such condition continues uncured for more than the shorter of 30 days or the period, if any, available to avoid having such acquisition constitute a breach of any Company Support Agreement or Project Agreement; or

                 (iv) the Board of Directors of such entity taking formal action for the dissolution or the winding up of its affairs.

(c) If an event of default shall occur at any time, then the Parent that is not affiliated with the defaulting entity shall have the right to purchase capital stock as follows: if the defaulting entity is the other Parent, the option shall apply to all, but not less than all, of the outstanding capital stock of the defaulting Parent's Holding Company; if the defaulting entity is a Holding Company, the option shall apply to all, but not less than all, of the outstanding capital stock of the Holding Company or, if the purchaser so elects, of its subsidiaries; and if the defaulting entity is a partner (or shareholder) in the Partnership or in a Project Company, the option shall apply to all, but not less than all, of the outstanding capital stock of the defaulting entity. In each case, the price shall be equal to 90% of the fair value of the capital stock (except that in the case of an event of default that is specified in clause (1) of Section 3.2(a) and that relates to a Terminating Act described in clause (i), (ii) or (iii) of Section 3.2(b), the percentage shall be 100%), plus (B) an undertaking, subject to the provisions of Section 3.5, to indemnify the seller and its Affiliates against all Project Liabilities, except that if only the capital stock of a partner (or shareholder) in the Partnership or in a Project Company is being sold, the indemnity shall be against only those Project Liabilities that arise out of the Partnership or the Project Company. The financial benefit conferred by this right to purchase at 90% of fair value shall be considered liquidated damages, and not a penalty, in respect of the event of default, it being agreed that it would be impracticable or extremely difficult to fix the actual damages, and shall be exclusive of any other right to damages in respect of the event of default. The right of purchase provided in this
         Section 3.2(c) shall be inapplicable if there has occurred and is continuing any event of default described in this Section 3.2(c) on the part of the purchaser or its Affiliates.

(d) The right to purchase under Section 3.2(c) shall be exercisable by the purchaser giving written notice to the seller on or before the ninetieth day after such event of default has occurred, of its intention to exercise such right. The fair value of the capital stock of a corporation shall be deemed to be 50% of the fair value of the Partnership and Project Companies (such percentage to be appropriately adjusted if there are outstanding any minority equity interests in those entities), and shall be determined, as of the most recent practicable date prior to the delivery of the initial report referred to below, by a nationally recognized investment banking firm selected by agreement of the purchaser and the seller or, if they fail to select such firm not later than 20 days after the giving of the notice by the purchaser, then each of them shall within 10 days thereafter select, at its own expense, a nationally recognized investment banking firm. Such firms shall be instructed to attempt to agree on the fair value within 30 days after their selection or, failing such agreement, to select, within such 30 days, a third nationally recognized investment banking firm who shall alone determine the fair value. In determining such fair value, the investment banking firm or firms shall take into account the value of the obligations of the Parents and Affiliates under the Company Support Agreements, the effect of any minority equity interests that may be outstanding pursuant to Article VII and all other factors as such firm or firms deem relevant. Where the fair value is being determined by only one firm, as promptly as practicable, such firm shall deliver to the purchaser and the seller an initial report of its determination of fair value. The purchaser and the seller shall then have 20 days in which to submit to such firm their objections, if any, to the report. Thereafter, as promptly as practicable, such firm shall deliver to the purchaser and the seller its final report. The determination of fair value in accordance with the foregoing procedures shall be final, conclusive and binding on the purchaser and the seller for the purposes of this Section 3.2.
         However, the purchaser shall have the right, at its election, to rescind its notice of intention to purchase by so notifying the seller within 10 days after receipt of notice of the fair value as so determined. The fees and expenses of a firm selected by agreement of the purchaser and the seller or by agreement of two firms shall be borne equally by the purchaser and the seller, except that if the purchaser elects to rescind its notice of intention to purchase pursuant to the proviso in the preceding sentence, those fees and expenses shall be borne solely by the purchaser.

(e) If the Partnership Agreement, or Shareholders' Agreement, or Parent Agreement, for a particular Project Company contains an option to purchase in the event of default, and the provisions of such other option are inconsistent with the provisions of Sections 3.2 through
         3.6 of this Agreement, then the applicable provisions of this Agreement shall be controlling unless the provisions of such other option specifically state that they shall be controlling.

SECTION 3.3. Closing of Purchases Under Sections 3.1 and 3.2. The closing of any purchase made pursuant to either of the offers provided for in Section 3.1 or pursuant to the option to purchase provided for in Section 3.2 shall be held at the principal office of the Partnership on the closing date, or such other location as shall be mutually agreeable. Such closing date shall be the date, which shall be not less than 20 days nor more than 60 days after the date upon which acceptance of the offer is made or deemed to be made or the notice of intention to exercise the right to purchase is given (the "Acceptance Date"), as the case may be, designated by written notice by the purchaser to the seller given not later than 10 days after such acceptance or notice of intention; provided, however, that if a dispute exists as to the right of a party to purchase or sell, or if an interest is to be valued, the closing shall be held not more than 45 days after the resolution of such dispute or the determination of such value; provided further that if there is any litigation or governmental requirement relating to such purchase and sale, the closing date shall be postponed until a date not more than 30 days after the termination of such litigation or satisfaction of all governmental requirements, and the parties shall use their reasonable business efforts to satisfy such requirements promptly; provided further that if the closing date shall be delayed more than 180 days after the Acceptance Date, either party, unless it has acted in bad faith in substantially contributing to the delay, shall, at its election, have the right to terminate the Buy-Sell or option procedure and the offers, and any acceptance thereof, shall have no further force or effect. At such closing the purchaser shall receive from the seller the certificates representing the capital stock being purchased, duly endorsed in blank and with all appropriate transfer and documentary stamps, if any, affixed and shall deliver to the seller (i) funds, by bank or certified check, in the amount of the purchase price, and (ii) the undertaking, in accordance with Section 3.1 or 3.2, whichever is applicable, regarding Project Liabilities, all in such form as shall be reasonably requested by the seller. Such stock shall be conveyed free and clear of any claims, pledges, liens or encumbrances. In addition, at the closing, there shall be paid in full any debts between the Sold Company or its subsidiaries and (x) the Project Companies and the Partnership in which the Sold Company or its subsidiaries participated, and (y) the seller and its Affiliates, except in each case to the extent that such debts are already appropriately reflected in the purchase price. Any party's right or obligation to purchase at the closing may be exercised or discharged by any Affiliate of that party.

SECTION 3.4. Product Liabilities. For the purposes of this Article III, "Project Liabilities" shall mean: (1) all liabilities, obligations and commitments of the Parents or their Affiliates under or arising out of this Agreement, the Partnership Agreement, any Project Company Partnership Agreement (or Shareholders' Agreement), the Company Support Agreements or any Project Agreements, and (2) all liabilities, obligations and commitments incurred or assumed by the Partnership or any Project Company, except that Project Liabilities to be assumed or indemnified by a Parent or its Affiliates shall not include liabilities, obligations and commitments that are specifically intended to apply to the other Parent or its Affiliates following a sale of its Shares pursuant to this Article III or the dissolution or termination of the Partnership or a Project Company (such as obligations under the Site Option Agreement or obligations regarding maintaining confidentiality of information or refraining from competition with the Partnership or a Project Company), or that are incurred by the other Parent or its Affiliates in providing to the Partnership or a Project Company services described in the second sentence of
Section 2.2(f) of the Partnership Agreement, or any liabilities for income or franchise taxes.

SECTION 3.5. No Waiver of Defaults. Nothing contained in this Article III shall be construed as a limitation upon, and no action or transaction in pursuance of this Article III shall be deemed a satisfaction, waiver or discharge of, any rights, claims or causes of action of either Parent or its Affiliates against the other Parent or its Affiliates, whether for damages or other relief, arising out of or by virtue of (i) breach of this Agreement, the Partnership Agreement, any Project Company Partnership Agreement (or Shareholders' Agreement) or any Project Agreement, theretofore or thereafter committed, by the other Parent or its Affiliates or (ii) any event of default, theretofore or thereafter arising on the part of the other Partner or its Affiliates, and the undertakings provided for in Sections 3.1 and 3.2 shall not be construed to include or relate to any such rights, claims or causes of action, or any liability incident thereto, except, in each case, as and to the extent that such default or breach is taken into account in any computation or adjustment made pursuant to this Article III.

SECTION 3.6 Non-Competition After Sale. For a period of three years following the sale of its Shares pursuant to Section 3.1 or 3.2, neither the selling Parent nor any of its Affiliates, without the express written consent of the other Parent, shall, (l) as principal, agent or in any other capacity or through the agency of any other corporation, partnership, joint venture or other agency, design, construct, own or operate Other Waste Incineration Plants that would compete with any Project that on the date the offers were submitted pursuant to Section 3.1, or on the date the notice of exercise of option was given pursuant to Section 3.2, was in Operation or was a Development Project, or (2) provide any services to Other Waste Incineration Plants that would compete with any Project that on the date the offers were submitted, or the notice of exercise of option was given, was a Development Project if to provide the services referred to in this clause (2) would, in the reasonable judgment of the other Parent, have a substantial adverse effect on any such Development Project. If the provisions of this Section 3.6 should be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provisions shall be and are hereby reformed to the maximum time or geographic limitations permitted by the applicable laws.

                                   ARTICLE IV
                          Restrictions on Subsidiaries

SECTION 4.1. Single Purpose Subsidiaries. It is the intention and agreement of each Parent that at all times it will own and operate BFIES, the BFI Holding Company, or APRF and the AP Holding Company, as the case may be, solely for the purpose of holding interests, directly or through wholly-owned Project Subsidiaries, in the Partnership or the Project Companies and will not permit them to acquire any assets or incur any liabilities not reasonably necessary to such purpose, and each of its Project Subsidiaries that participates in a Project that is being actively pursued will be wholly owned, directly or indirectly, by the Parent's Holding Company, will be owned and operated solely for the purpose of such participation and will not acquire any assets or incur any liabilities not reasonably necessary to such purpose, except as may be specifically permitted by this Agreement or the Partnership Agreement. The Parents recognize, however, that certain Project Subsidiaries of APCI that participated in Projects that are no longer being actively pursued are not so owned by the AP Holding Company, and that in the future other Project Subsidiaries of either Parent that participated in Projects that are not then being actively pursued may not be wholly owned by the Parent's Holding Company. If pursuant to this Agreement any entity shall have the right to purchase the capital stock of a Parent's Holding Company or the capital stock of the Holding Company's subsidiaries, then such right shall also extend to the capital stock of any Project Subsidiaries that are not so owned by the Holding Company, and the Parent of the Holding Company shall take such actions as the purchaser may reasonable request to effectuate such purchase.

SECTION 4.2. Transfer Restrictions. It is the intention and agreement of each Parent that at all times its Holding Company and Project Subsidiaries will each be wholly owned, directly or indirectly, by it, and that it will, directly or indirectly, own a 50% interest in the Partnership and each of the Project Companies, except for transfers expressly permitted by this Agreement, the Partnership Agreement or the applicable Project Agreement.

SECTION 4.3. Security Interest. As security for the performance by a Parent and its Affiliates of their obligations under this Agreement, the Partnership Agreement and the Partnership (or Shareholders') Agreements for the Project Companies, each Parent and its Affiliates hereby grant to the other Parent a security interest in all of the outstanding capital stock of the granting Parent's Holding Company and Project Subsidiaries and in any subsequently issued capital stock in such Holding Company or any present or future Project Subsidiaries. The certificates for all such capital stock shall be appropriately legended and promptly delivered to the other Parent. Such security interest may be foreclosed in any manner provided by law and is additional to any other security and remedies that may be available. Each Parent shall, and shall cause its Affiliates to, execute and deliver such financing statements and other instruments as the other Parent shall from time to time reasonably request to effectuate, perfect or confirm such security interest.

                                   ARTICLE V
                     Performance of Partnership Obligations

SECTION 5.1. Parents' Performance Under Partnership Agreement. If and to the extent that the Partnership Agreement for the Partnership, or the Partnership Agreement or Shareholders' Agreement for any Project Company, provides for obligations of APCI or BFI or their Affiliates that are not parties to such Agreement, APCI and BFI shall each perform the obligations provided for it, and shall cause its Affiliates to perform the obligations provided for them therein. Without limiting the generality of the foregoing, each Parent hereby agrees to be bound by Section 1.7 of the Partnership Agreement and guarantees the payment on demand of any borrowings by its Affiliates pursuant to Section
7.4 of the Partnership Agreement or the comparable provisions of any Partnership (or Shareholders') Agreement for any Project Company. Such guarantee is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event or circumstance, action or omission that might in any way discharge a guarantor or surety.

                                   ARTICLE VI
                                Certain Services

SECTION 6.1. BFI Services to Partnership Projects. If a particular Project shall be designated as a Development Project by the Partnership, BFI, if selected as the vendor in accordance with Section 6.2, will use its reasonable business efforts to cause one or more of its Affiliates to (a) provide or attempt to arrange through contracts with others to provide, adequate quantities of solid waste to the Project to the extent such solid waste is not being provided by the client or others that are under contract to the client or to the Project, (b) provide for the conceptual design of and operate, to the extent consistent with the Project, any stand-alone solid waste transfer stations or stand-alone recycling facilities that may be established as part of a particular Project, and (c) to the extent consistent with the Project, attempt to dispose of, if required (or provide for the disposal of), ash, bypass waste and other solid waste residues from the Projects, including undertaking to provide for the site for such disposal.

SECTION 6.2. Preferred Vendor Status. It is the intention of BFI and APCI that the Partnership, or an appropriate Project Company, will construct, own and operate, at competitive prices, terms and conditions, any waste-to-energy plants which would be required by BFI for its sole or principal use as a provider of waste. BFI, in its capacity as the vendee of the services of the Partnership or a Project Company and APCI and BFI, each acting through its subsidiary that is a partner in the Partnership or the appropriate Project Company, will employ reasonable business efforts to achieve this goal. Accordingly, the Partnership and the Project Companies will be the preferred vendor to BFI for all procurement by BFI of waste-to-energy plant services of the types then being offered by them. The status of the Partnership and the Project Companies as the "preferred vendor" shall mean that BFI and its subsidiaries will not, so long as the Partnership is at least 45% owned by BFI (whether directly or through subsidiaries), purchase any such services from any unaffiliated third party unless BFI has determined in the exercise of its reasonable business judgment that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services available from the Partnership and the Project Companies is not competitive with that available from such other party, in which event BFI may purchase such services from such other party; provided, however, that BFI shall be excused from the foregoing obligation if upon written notice to the Partnership, BFI advises that (i) the Partnership has failed to respond within a reasonable period of time to a request by BFI (or its subsidiary) for a price quotation or other terms or information with respect to such services or has failed to commit to deliver such services within the time period in which BFI (or its subsidiary) shall have required such services to be delivered, which time period, in either case, shall not be substantially shorter than the time period that would have been required from or allowed to an unaffiliated third party; or (ii) in BFI's reasonable business judgment, it is not appropriate for the Partnership or a Project Company to furnish the particular service in light of the Partnership's expertise and experience; provided further that nothing in this Section 6.2 shall authorize BFI to take any action that would result in a breach of the DBA License or of BFI's covenant to DBA set forth in the Agreement dated December 12, 1990 by and among BFI, APCI, the Partnership and DBA. If at any time in accordance with this Section 6.2 BFI determines not to use the services of the Partnership or a Project Company, BFI shall give a full and prompt report to the Management Committee of the Partnership giving the rationale for this decision. The foregoing shall not authorize BFI or any of its subsidiaries to provide such services on their own in lieu of purchasing them from unaffiliated third parties or the Partnership.

It is the intention of BFI and APCI that BFI will supply certain of its traditional services to the Partnership and the Project Companies at competitive prices, terms and conditions, including, without limitation, those services specified in Section 6.1. BFI, in its capacity as service provider, and APCI and BFI, each acting through its subsidiary that is a partner in the Partnership or the appropriate Project Company, will employ reasonable business efforts to achieve this goal. Accordingly, BFI will be the preferred vendor to the Partnership and each Project Company for all services of the types then being offered by BFI (directly or through its subsidiaries) in the Territory. The status of BFI as the "preferred vendor" shall mean that neither the Partnership nor any Project Company will, so long as it is at least 45% owned by BFI (whether directly or through subsidiaries), purchase any such services from any one other than BFI and its subsidiaries unless the Chief Executive Officer of the Partnership (the "CEO") has determined in the exercise of his reasonable business judgment that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services available from BFI and its subsidiaries is not competitive with that available from such other party, in which event the vendee may purchase such services from such other party; provided, however, that the vendee shall be excused from the foregoing obligation if upon written notice to BFI, the vendee advises that (i) BFI (or its appropriate subsidiary) has failed, in the reasonable business judgment of the CEO, to respond within a reasonable period of time to a request by the vendee for a price quotation or other terms or information with respect to such services or has failed to commit to deliver such services within the time period in which the vendee shall have required such services to be delivered, which time period, in either case, shall not be substantially shorter than the time period that would have been required from or allowed to an unaffiliated third party; or (ii) in the reasonable business judgment of the CEO, it is not appropriate for BFI and its subsidiaries to furnish the particular service in light of the expertise and experience of BFI and its subsidiaries or the stated preference of the vendee's customers regarding the selection of service providers. If at any time in accordance with this

Section 6.2 the vendee elects not to use the services of BFI for any contract involving the expenditure of greater than $250,000, the CEO shall give a full and prompt report to the Management Committee of the Partnership giving the rationale for this decision.

                                  ARTICLE VII
                   Possible Formation of Limited Partnerships

SECTION 7.1. Good Faith Negotiations. The Parents recognize that one or both of them may desire to organize or reorganize Project Companies as limited partnerships, or to organize limited partnerships that would hold interests in Projects, and arrange for the sale of limited partnership interests to investors in order to reduce the financial commitments of the parties, while at the same time maintaining control of their interests in the Project Companies. The Parents agree that, following the submission of any such proposal by either Parent or an Affiliate, they, or their Affiliates, as appropriate, shall negotiate in good faith regarding such proposal and will not withhold their approval unreasonably.

                                  ARTICLE VIII
                                Confidentiality

SECTION 8.1. Agreement to Disclose. The Parents shall disclose or cause to be disclosed to the Partnership, the Project Companies and to each other and their respective Affiliates all information which in the collective judgment of the Parents is required for fulfillment of the business purpose of the Partnership and the Project Companies.

SECTION 8.2. Agreement to Keep Confidential. Each Parent and its Affiliates will receive in confidence, will not use except in accordance with any applicable agreements and except for "permitted purposes," and will not disclose to a third party not under obligations of confidentiality and non-use acceptable to the disclosing Parent or its Affiliate, without the prior written consent of the disclosing Parent or its Affiliate, any information disclosed to a Parent or its Affiliates by the other Parent or its Affiliates in writing, or orally or by demonstration and reduced to writing within 15 days of disclosure, and identified as confidential at the time of such disclosure. "Permitted purposes" shall mean purposes consistent with the business purposes of the Partnership and its affiliated Project Companies. The care exercised by each Parent and its Affiliates in maintaining such information in confidence shall be the care exercised by that Parent with respect to its own information that it considers confidential. This Section 8.2 shall apply also to any confidential information disclosed to a Parent or its Affiliates by the other Parent or its Affiliates under the Marketing Agreement or the related Confidentiality Agreement dated as of October 1, 1983.

SECTION 8.3. Termination of Confidentiality. The obligations set forth in
Section 8.2 shall automatically terminate five years from and after the dissolution and winding up of the Partnership and all Project Companies or at such earlier time to the extent that the information identified as confidential:

                 (i) has become available to the public through no fault of the receiving Parent or its Affiliates;

                 (ii)      is already known to the receiving Parent or its
                          Affiliates at the time of disclosure and was not previously provided to such Parent or its Affiliates pursuant to the Marketing Agreement or the aforesaid related Confidentiality Agreement:

                 (iii) is received by the receiving Parent or its Affiliates from a third party without obligation of confidentiality or non-use; or

                 (iv) is subsequently developed by employees or consultants of the receiving Parent or its Affiliates independently of the disclosure hereunder.

                                   ARTICLE IX
                                    Disputes

SECTION 9.1. Dispute Resolution. The parties shall endeavor in good faith to resolve any controversies or claims arising out of or relating to this Agreement, the Partnership Agreement or any Partnership (or Shareholders' or Parent) Agreement for any Project Company without resort to litigation or arbitration. To that end, if either party gives the other written notice (the "Notice") of a claim or controversy (a "Dispute"), they shall promptly engage in good faith discussions in an effort to resolve the Dispute and, if either party so requests, they shall select a mutually acceptable expert (the "Expert") to participate in the discussions, evaluate the respective positions of the parties and advise the parties of his opinion as to the merits of the Dispute. Such opinion shall be advisory only and shall not be binding on the parties. If by means of this procedure the parties are unable to resolve the Dispute within the 60-day period beginning when the Notice was given, then either party may commence litigation or, if the parties so agree or if binding arbitration is mandated by the applicable agreement, arbitration pursuant to
Section 9.2. Time shall be of the essence, and each party shall in good faith proceed with the discussions contemplated herein. Each party shall be entitled to utilize the services of advisers and experts in connection with those discussions. The fees and expenses of the Expert will be borne equally by the parties. The provisions of this Section shall not apply where a party believes it requires a temporary restraining order, injunction or order for specific performance issued by a court in order to protect its interests, and time does not permit the party to comply with the procedures and the 60-day waiting period specified in this Section without the risk of substantial detriment to that party. In that event the party may apply for such judicial relief without such compliance. If any controversy or claim is submitted to arbitration or litigation, all counterclaims arising out of the same subject matter shall be asserted and resolved in that arbitration or litigation.

SECTION 9.2. Arbitration. If the parties to a controversy or claim arising out of or relating to this Agreement agree to submit the matter to arbitration, then, unless the parties specify otherwise, the following procedures will apply. The controversy or claim shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall agree on one arbitrator or, if they are unable to agree within 60 days after an arbitrator has first been proposed, then each party shall select one arbitrator, and the two arbitrators so selected shall together select the third arbitrator. Any arbitration shall be subject to the following:

(a) Any award pursuant to such arbitration shall be accompanied by the written opinion of a majority of the arbitrators giving their reasons therefor and rendered within 30 days of the date of closing of the arbitration hearing.

(b) The arbitrators shall be selected by mutual consent of the parties from a list of arbitrators knowledgeable about the operation of resource recovery facilities prepared by the American Arbitration Association, but if the parties cannot so agree within 20 days of the date of request for arbitration, the selection shall be made pursuant to the rules of such Association.

(c) The award rendered by the arbitrators shall, solely with respect to the particular dispute, difference or alleged breach of this Agreement which was submitted to arbitration, be conclusive and binding upon the parties hereto and judgment on the award may be entered in any court of proper jurisdiction; provided, however, that nothing herein shall give the arbitrators any authority to amend, alter or delete any term, condition or provision of this Agreement.

(d) Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; except that if any matter or dispute raised by a party or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party or parties and of the arbitrators against the party raising such unreasonable matter or dispute or defense or objection thereto.

(e) The arbitrators shall fix the time and place in New York City for the arbitration hearing, which shall be held within 45 days after appointment of the arbitrators. Notice of such hearing shall be given by the arbitrators to the parties at least 20 days in advance, unless the parties by mutual agreement waive such notice.

(f) The parties shall submit all documents and proof upon which they intend to rely within 30 days after the appointment of the arbitrators. All parties shall be afforded a reasonable opportunity to examine such documents and proof prior to any hearing.

(g) The arbitrators, when authorized by law to subpoena witnesses or documents, may do so upon their own initiative or upon the request of any party. All evidence shall be taken in the presence of the arbitrators and all of the parties, except when any of the parties is absent in default, or has waived the right to be present.

(h) Any party may be represented by counsel. A party intending to be so represented shall notify the other party or parties and the arbitrators of the name and address of counsel at least three days prior to the date set for the hearing at which counsel is first to appear. When an arbitration is initiated by counsel, or where any attorney replies for another party, such notice is deemed to have been given by such party.

(i) The parties may modify any period of time by mutual agreement. The arbitrators for good cause may extend any period of time established by this Agreement, except the time for making the award. The panel shall notify the parties of any such extension of time and its reason therefor.

(j) The scope of discovery allowed with respect to the arbitration proceeding shall be the same as that allowed under the Federal Rules of Civil Procedure.

(k) If a controversy or claim that is to be settled by arbitration pursuant to this Agreement also arises under the Partnership Agreement or a Partnership (or Shareholders' or Parent) Agreement for any Project Company or any Project Agreement, the matter shall, to the extent permitted by the applicable agreements, be resolved in one combined arbitration proceeding, with each Parent and its Affiliates acting as only one party.

SECTION 9.3. Specific Performance. The parties acknowledge that the failure of either party to substantially perform its material obligations and covenants under this Agreement may result in a significant frustration of the respective business objectives of the parties under this Agreement and that the remedies at law may be inadequate to protect the rights and interests of the other party. Accordingly, the parties, in addition to the remedies otherwise available under the law for the enforcement of this Agreement and in view of
Section 10.1, expressly consent to an order for specific performance of such obligations and covenants of a party or an order granting other substantially equivalent equitable remedies calculated to require performance of any such covenants or obligations.

                                   ARTICLE X
                                 Miscellaneous

SECTION 10.1. Damages. A Parent and its Affiliates shall not be entitled to recover from the other Parent or its Affiliates special or consequential damages, or damages for anticipated future profits, loss of business opportunities or other similar speculative damages for breach of any covenant or understanding set forth in this Agreement or the Partnership Agreement, and shall only be entitled to seek reimbursement for the actual out-of-pocket costs and expenses incurred by the non-breaching party as a direct result of the conduct of the breaching party (except as provided in Section 3.2(c) for a right of liquidated damages).

SECTION 10.2. Representations and Warranties. Each party represents and warrants, as of January 25, 1991 ("the Execution Date"), as follows:

                 (i) It is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, and is duly authorized, qualified, permitted and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted (except where failure to be so authorized, qualified, permitted and licensed would not have a material adverse effect on the business, operations, properties, assets or financial condition of such corporation).

                 (ii) It is not a party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which would prevent or restrict its ability to enter into and perform its obligations under this Agreement or which materially and adversely affects or in the future is expected (as far as such party can, as of the Execution Date, reasonably foresee) to materially and adversely affect its business operations, properties, assets or conditions (financial or otherwise) considered as a consolidated enterprise.

                 (iii) This Agreement has been duly and validly authorized by any necessary corporate action and will be, when executed and delivered, its legal, valid and binding obligation.

SECTION 10.3. Notices.

(a) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by air courier, or by certified or registered mail (return receipt requested) properly stamped and addressed, or by telecopy as follows:

                 (i) If to APCI, addressed to 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, marked for the attention of the Corporate Secretary with a copy sent to the same address marked for the attention of the Vice President - Energy Systems (telecopy no. (215) 481-8223).

                 (ii) If to BFI, addressed to, in the case of mail delivery, P.O. Box 3151, Houston, Texas 77253, or, in the case of other delivery, 757 N. Eldridge, Houston, Texas 77079, in either case marked for the attention of the Secretary, with a copy sent to the same address marked for the attention of the Chairman, American REF-FUEL Company (telecopy no. (713) 870-7825).

(b) Either party may change its address by giving written notice of its new address to the other party.

SECTION 10.4. CHOICE OF LAW. THIS AGREEMENT AND ALL RIGHTS AND LIABILITIES OF THE PARTIES SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

SECTION 10.5. Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The written agreement of both Parents is required for any amendment to this Agreement. Nothing in this Agreement shall be deemed to create any right in any third party and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party, except as expressly provided herein.

SECTION 10.6. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original hereof for all purposes, and shall be binding upon the party so signing, irrespective of whether or not both parties executed each counterpart, but all of which shall be and constitute one instrument.

SECTION 10.7. Gender and Numbers. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine or neuter, and the number of all words shall include the singular and plural.

SECTION 10.8. Severability. If any provision of this Agreement, or the application thereof, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under applicable law. The Parents shall negotiate in good faith regarding amendments to this Agreement that would, to the maximum extent permissible under applicable law, effectuate the intent of any provision determined to be invalid or unenforceable.

SECTION 10.9. Headings, etc. Captions and headings contained in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

SECTION 10.10. Obligations of Affiliates. Whenever this Agreement provides for obligations of an Affiliate of a Parent, the failure of the Affiliate to perform those obligations shall be deemed a breach of this Agreement by that Parent, but shall not give rise to any cause of action against the Affiliate pursuant to this Agreement (although a cause of action regarding such failure may arise pursuant to an agreement to which the Affiliate is a party).

                                                   AIR PRODUCTS AND CHEMICALS,
                                                                INC.

ATTEST:                                    By:
                                              ---------------------------------
                                SEAL
--------------------------------


                                                    BROWNING-FERRIS INDUSTRIES,
                                                                INC.

ATTEST:                                    By:
                                              ---------------------------------
                                SEAL
--------------------------------




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